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                                                                     EXHIBIT  5


                                      OPINION OF PENELOPE Y. TURNBOW, ESQUIRE

February 29, 2000


Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125

Ladies and Gentlemen:

         I am the Assistant Secretary and Corporate Counsel of Thomas & Betts Corporation (the "Company") and I have acted as its counsel in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 100,000 shares of the Company's Common Stock, par value $.10 per share (the "Shares") under the Thomas & Betts Corporation Nonemployee Directors Stock Option Plan (the "Plan"). This opinion is being furnished to you in response to Item 601(b)(5) of Regulation S-K and the instructions to the Form S-8. I am familiar with the proceedings to date with respect to the Plan and have examined such records, documents and matters of fact as I have considered relevant for purposes of this opinion.

         I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Tennessee and is duly authorized to carry on the business in which it is engaged.

         2. The Shares are duly authorized and, when issued and paid for pursuant to the terms of the Plan and the Option Agreement thereunder will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         I express no opinion as to the laws of any jurisdiction other than those of the State of Tennessee and the federal laws of the United States of America.

          I hereby consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

                                                /s/ Penelope Y. Turnbow, Esq.
                                                ------------------------------
                                                Penelope Y. Turnbow, Esq.